Exhibit 99.1

January 3, 2011

Monkey Rock Group, Inc.
P.O. Box 1030
Sturgis, SD 57785

Gentlemen:

This letter confirms that I, Chris Edwards, hereby resign from my position as the Chief Operating Officer of Monkey Rock Group, Inc. (the “Company”) effective immediately. My resignation is not the result of any disagreement with the Company on any matter relating to its operation, policies (including accounting or financial policies) or practices.

Sincerely,

By:	/s/ Chris Edwards
Chris Edwards